Exhibit (a)(1)(v)

FORMS OF LETTERS FROM THE FUND TO MEMBERS IN CONNECTION WITH ACCEPTANCE OF OFFERS OF TENDER

[______ __, 20__]

Dear Member:

Partners Group Lending Fund, LLC (the “Fund”) has received and accepted for purchase your tender of all or a part of your limited liability company interests in the Fund (your “Units”).

Because you have tendered and the Fund has purchased all or a part of your Units, you have been issued a note (the “Note”) entitling you to receive a payment in an amount equal to the value of the purchased Units based on the unaudited value of the Fund as of September 30, 2026, in accordance with the terms of the tender offer. A cash payment in this amount will be wire transferred to the account designated by you in your Letter of Transmittal no later than October 29, 2026, unless the repurchase date of the Units in the Fund has changed. The Note will be held by State Street Bank and Trust Company on your behalf. Upon a written request by you to State Street Bank and Trust Company, State Street Bank and Trust Company will mail the Note to you at the address for you as maintained in the books and records of the Fund.

If you are tendering only a portion of your Units, you remain a Member of the Fund with respect to the portion of your Units that you did not tender.

Should you have any questions, please feel free to contact State Street Bank and Trust Company at (888) 977-9790.

Sincerely,

Partners Group Lending Fund, LLC

Dear Member:

Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of your units in Partners Group Lending Fund, LLC (the “Fund”).

Because you have tendered and the Fund has purchased all or a part of your units in the Fund, you have been paid the value of the purchased units in the Fund based on the unaudited value of the Fund as of September 30, 2026, in accordance with the terms of the tender offer. A cash payment in this amount has been wire transferred to the account designated by you in your Letter of Transmittal.

Should you have any questions, please feel free to contact State Street Bank and Trust Company at (888) 977-9790.

Sincerely,

Partners Group Lending Fund, LLC

Enclosure